[XL CAPITAL LOGO]

                                                        XL CAPITAL LTD
                                                        XL House
                                                        One Bermudiana Road
                                                        P. O. Box HM 2245
                                                        Hamilton HM JX
                                                        Bermuda

                                                        Phone: (441) 292-8515
                                                        Fax:   (441) 292-5280
PRESS RELEASE

IMMEDIATE

Contact:     Scott C. Hoy                          Roger R. Scotton
             Investor Relations                    Media Relations
             (441) 294-7201                        (441) 294-7165




           XL CAPITAL REPORTS FOURTH QUARTER 2004 NET INCOME OF $288.0
                      MILLION, OR $2.07 PER ORDINARY SHARE

         FULL YEAR 2004 NET INCOME A RECORD $1.13 BILLION, OR $8.13 PER
                                 ORDINARY SHARE

          YEAR END 2004 BOOK VALUE PER ORDINARY SHARE OF $51.98, UP 11%
                             FROM DECEMBER 31, 2003


HAMILTON, BERMUDA, February 9, 2005 - XL Capital Ltd ("XL" or the "Company") (NYSE: XL) today reported net income available to ordinary shareholders for the quarter ended December 31, 2004 of $288.0 million, or $2.07 per ordinary share, compared with a net loss of $314.8 million, or a loss of $2.29 per ordinary share for the quarter ended December 31, 2003. Net income excluding net realized gains and losses(1) for the 2004 fourth quarter was $194.4 million, or $1.40 per ordinary share, compared with a net loss of $349.3 million, or a loss of $2.54 per ordinary share, for the year ago quarter. Net income and net income excluding net realized gains and losses for the 2004 fourth quarter included a previously announced charge related to the Indian Ocean tsunami and an increase in expected losses from the third quarter 2004 hurricanes of $138.0 million, after-tax, or $0.99 per ordinary share.

For the twelve months to December 31, 2004, net income available to ordinary shareholders was a record $1,126 million, or $8.13 per ordinary share, compared with $371.7 million, or $2.69 per ordinary share for the prior year. Net income excluding net realized gains and losses for the full year 2004 was also a record at $816.7 million, or $5.89 per ordinary share, compared with $293.6 million, or $2.12 per ordinary share for the full year 2003.

Commenting on XL's results, President and Chief Executive Officer Brian M. O'Hara said: "XL's fourth quarter results continued the solid underlying performance we delivered throughout the year, with a combined ratio, excluding the impact of the Indian Ocean tsunami and an increase in expected losses from the third quarter 2004 hurricanes, of 87.0% and healthy year-over-year increases in net invested assets, cash flow from operations, net investment income and book value per ordinary share."

"Full year 2004 net income of $1,126 million and net income excluding realized gains and losses of $816.7 million were both records. Taking into consideration the fact that we incurred over $550 million, after tax, in catastrophe-related losses during the year, these results are a testament to the underlying earnings strength of XL."

"During 2004, we introduced a number of important strategic initiatives, including the launching of both our global whole account commercial property program and our primary Directors and Officers liability product in Europe and the start-up of our US primary casualty operation. I believe these initiatives, together with our core competitive advantages of global presence, leading product expertise and financial strength, will enable us to further differentiate our performance for our customers and shareholders going forward."

With  respect  to the  post-closing  seasoning  process  with  Winterthur  Swiss
Insurance Company ("Winterthur"), as contemplated in the amended sale and purchase agreement relating to our acquisition of Winterthur International, on February 3, 2005, both XL and Winterthur submitted their amounts for the independent valuation determination process. XL's submission would result in a net payable to XL of approximately $1.45 billion in aggregate and Winterthur's submission would result in a net payable to XL of approximately $541 million in aggregate. The independent valuation determination process is a "baseball-type" process, whereby either XL's submitted number or Winterthur's submitted number will be the actual final seasoned amount, depending upon which number is closest to the number developed by the independent actuarial valuation.

Mr. O'Hara further commented that "XL's submission was developed with the support of various leading, third-party actuarial and claims advisors and we are confident in our submission. We look forward to discussing this process further on our earnings call tomorrow."

HIGHLIGHTS (VERSUS THE EQUIVALENT PRIOR YEAR PERIOD, UNLESS NOTED):
FOURTH QUARTER 2004

     o Net premiums written from general operations increased 6% to $1.3 billion

     o Combined ratio from general operations was 95.8%. Excluding hurricane and tsunami losses, the combined ratio was 87.0%

     o  Net investment income increased 35% to $278.4 million

     o Cash flow from operations was $1.3 billion. Including structured and spread transactions, cash flow was $1.85 billion.

     o Annualized net income excluding net realized gains and losses return on ordinary shareholders' equity was 11.0%

FULL YEAR 2004

     o Net premiums written from general operations increased 11% to $7.3 billion

     o Combined ratio from general operations was 96.0%. Excluding hurricane and tsunami losses, the combined ratio was 87.6%

     o  Net investment income increased 28% to $995.0 million

     o Cash flow from operations was $4.37 billion. Including structured and spread transactions, cash flow was $5.9 billion

     o Net income excluding net realized gains and losses return on ordinary shareholders' equity was 12.0%

     o Total net invested assets at December 31, 2004 were $32.4 billion, up 28% from December 31, 2003

     o Total assets at December 31, 2004 were $49.0 billion, up 19% from December 31, 2003

     o  Book value per ordinary share was $51.98, up 11% from December 31, 2003

FOURTH QUARTER 2004 SEGMENT HIGHLIGHTS

INSURANCE OPERATIONS

Underwriting profit for the quarter was $51.4 million, compared with an underwriting loss of $1.9 million for the prior year quarter, and included a $110.5 million pre-tax charge related to the impact of the Indian Ocean tsunami and an increase in expected losses from the third quarter 2004 hurricanes. Net premiums written increased 17%, compared with the 2003 fourth quarter, to $1,031 million and the loss ratio for the quarter was 71.4%, a decrease of 6.4 points from the prior year quarter. The underwriting expense ratio of 24.5% increased 1 point compared with the prior year quarter, as a 2.6 point increase in the operating expense ratio was partially offset by a 1.6 point decrease in the acquisition expense ratio.

REINSURANCE OPERATIONS

GENERAL OPERATIONS - Underwriting profit for the quarter was $48.7 million, compared with an underwriting loss of $483.6 million in the prior year quarter. The current quarter included a $39.5 million pre-tax charge related to the impact of the Indian Ocean tsunami and an increase in expected losses from the third quarter 2004 hurricanes. Net premium written decreased 19%, compared with the 2003 fourth quarter, to $303.5 million, primarily due to decreased participation on certain contracts, in addition to the impact of ceded reinstatement premiums related to the increase in expected losses for the third quarter 2004 hurricanes. The loss ratio for the quarter was 65.5% compared with 146.4% in the prior year quarter and the underwriting expense ratio decreased
2.5 points compared with the prior year quarter to 30.1%.

LIFE AND ANNUITY OPERATIONS - Income from Life and Annuity reinsurance operations increased 47% compared with the 2003 fourth quarter to $5.9 million. Net premiums written in the 2004 fourth quarter were $173.5 million, compared with $457.8 million in the prior year quarter. Net premiums written in the prior year quarter included two single premium annuity contracts totaling $395.5 million, whereas net premiums written in the 2004 fourth quarter included one $97.3 million single premium annuity transaction. Differences in the timing and size of these transactions can lead to volatility in year-over-year premium growth rates. Net investment income increased 50% to $57.9 million driven by a 52% increase in net invested assets to $4.7 billion.

FINANCIAL PRODUCTS AND SERVICES OPERATIONS

FINANCIAL OPERATIONS - Contribution in the quarter was $34.2 million, an increase of $21.5 million compared with the 2003 fourth quarter. A $28.1 million improvement in unrealized gains from derivative exposures, primarily from financial guaranty transactions written in derivative form, in addition to higher investment income, more than offset higher incurred losses and operating expenses and a lower contribution from equity in net income of financial affiliates. Net premiums written increased 28% compared with the 2003 fourth quarter driven by a higher level of up-front premium transactions.

LIFE AND ANNUITY OPERATIONS - Income in the quarter decreased $2.3 million compared with the prior year quarter to a loss of $4.7 million, as a decrease in net premiums earned more than offset higher net investment income less related interest expense. The total average balance of funding agreements and municipal reinvestment contracts increased $2.1 billion compared with the 2003 fourth quarter to $3.3 billion.

CORPORATE ITEMS

Net investment income on general operations for the quarter increased 18% over the 2003 fourth quarter to $179.1 million, driven primarily by a 28% year-over-year increase in net invested assets. Net income from investment affiliates increased 5% over the prior year quarter to $47.3 million.

Net realized gains on investments were $65.4 million in the quarter, compared with $39.9 million in the prior year quarter. Net unrealized gains on investments, net of tax, were $769.5 million at December 31, 2004, compared with $488.6 million at September 30, 2004.

Total operating expenses were $288.3 million in the quarter, an increase of 44% from the fourth quarter of 2003. This increase was driven primarily by costs associated with continued growth in the Company's operations globally, work related to complying with Sarbanes-Oxley requirements, the impact of foreign exchange movement and costs associated with the Winterthur seasoning process.

(1) Defined as "net income excluding net realized gains and losses on investments and net realized gains and losses on credit and investment derivatives, net of tax" (herein referred to as "net income excluding net realized gains and losses"). Net income excluding net realized gains and losses is a non-GAAP measure. See the schedule entitled "Reconciliation" at the end of this release for a reconciliation of net income excluding net realized gains and losses to net income available to ordinary shareholders.

                                      # # #

The Company will host a conference call to discuss its fourth quarter and full year 2004 results on Thursday, February 10, 2005 at 10:00 am EST. The conference call can be accessed through a listen only dial-in number or through a live webcast. To listen to the conference call, please dial 201 689 8320, password XL210. The webcast will be available at www.xlcapital.com and will be archived on XL's website from approximately 1:00 pm EST on February 10, 2005 through midnight EST on March 10, 2005. A slide presentation accompanying the Company's discussion of its fourth quarter and full year 2004 results will also be available at www.xlcapital.com approximately 15 minutes before the commencement of the conference call. A telephone replay of the conference call will be available beginning at 1:00 pm EST on February 10 until 8:00 pm EST on February 17, 2005 by dialing 201 612 7415 (account number: 7716 and conference ID number:
132799). An unaudited financial supplement relating to the Company's fourth quarter 2004 results is available on its website at www.xlcapital.com.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies, and other enterprises on a worldwide basis. As of December 31, 2004, XL Capital Ltd had consolidated assets of approximately $49.0 billion and consolidated shareholders' equity of approximately $7.7 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

THIS PRESENTATION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE INHERENT RISKS AND UNCERTAINTIES. STATEMENTS THAT ARE NOT HISTORICAL FACTS, INCLUDING STATEMENTS ABOUT XL'S BELIEFS, PLANS OR EXPECTATIONS, ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE BASED ON CURRENT PLANS, ESTIMATES, AND EXPECTATIONS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS AND THEREFORE YOU SHOULD NOT PLACE UNDUE RELIANCE ON THEM. A NON-EXCLUSIVE LIST OF THE IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS INCLUDES THE FOLLOWING: (A) THE TIMELY AND FULL RECOVERABILITY OF REINSURANCE PLACED BY XL WITH THIRD PARTIES, OR OTHER AMOUNTS DUE TO XL, INCLUDING, WITHOUT LIMITATION, AMOUNTS DUE TO XL FROM WINTERTHUR SWISS INSURANCE COMPANY (I) IN CONNECTION WITH THE INDEPENDENT ACTUARIAL PROCESS OR (II) UNDER OTHER CONTRACTUAL ARRANGEMENTS; (B) THE SIZE OF XL'S CLAIMS RELATING TO THE TSUNAMI AND HURRICANE LOSSES DESCRIBED ABOVE MAY CHANGE DUE TO THE PRELIMINARY NATURE OF SOME OF THE REPORTS AND ESTIMATES OF LOSS AND DAMAGE TO DATE; (C) GREATER FREQUENCY OR SEVERITY OF CLAIMS AND LOSS ACTIVITY THAN XL'S UNDERWRITING, RESERVING OR INVESTMENT PRACTICES ANTICIPATE BASED ON HISTORICAL EXPERIENCE OR INDUSTRY DATA; (D) DEVELOPMENTS IN THE WORLD'S FINANCIAL AND CAPITAL MARKETS WHICH ADVERSELY AFFECT THE PERFORMANCE OF XL'S INVESTMENTS OR ACCESS TO SUCH MARKETS; (E) CHANGES IN GENERAL ECONOMIC CONDITIONS, INCLUDING FOREIGN CURRENCY EXCHANGE RATES, INFLATION AND OTHER FACTORS; AND (F) THE OTHER FACTORS SET FORTH IN XL'S MOST RECENT REPORTS ON FORM 10-K, FORM 10-Q, AND OTHER DOCUMENTS ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. XL UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE PUBLICLY ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.

                               XL CAPITAL LTD
                     SUMMARY CONSOLIDATED FINANCIAL DATA

                         (U.S. DOLLARS IN THOUSANDS)

                                                                            THREE MONTHS ENDED              TWELVE MONTHS ENDED
INCOME STATEMENT DATA:                                                           DEC 31                           DEC 31
                                                                                (Unaudited)                     (Unaudited)
                                                                          2004             2003             2004            2003
                                                                          ----             ----             ----           ----
REVENUES:
Gross premiums written  :

                                           - general operations       $ 1,811,377      $ 1,669,382     $  9,377,548     $ 8,624,080
                                  - life and annuity operations           231,300          491,888        1,438,104         768,089
                                         - financial operations            84,797           71,242          276,079         313,916

Net premiums written :

                                           - general operations         1,334,398        1,256,889        7,267,174       6,552,280
                                  - life and annuity operations           197,134          494,557        1,403,347         739,869
                                         - financial operations            78,592           61,193          255,524         299,240

Net premiums earned :

                                           - general operations         1,710,115        1,515,913        6,982,549       6,081,033
                                  - life and annuity operations           197,341          498,814        1,405,699         748,495
                                         - financial operations            38,202           41,535          161,285         139,622
Net investment income                                                     278,437          206,340          995,036         779,558
Net realized gains on investments                                          65,432           39,864          246,547         120,195
Net realized and unrealized gains
   (losses) on derivative instruments                                      43,869           (1,432)          78,019         (27,542)
Equity in net income of investment affiliates                              47,328           45,250          124,008         119,200
Fee and other income                                                        9,447           15,756           35,317          41,745
                                                                      -----------      -----------     ------------     -----------
                                                                      $ 2,390,171      $ 2,362,040     $ 10,028,460     $ 8,002,306
                                                                      -----------      -----------     ------------     -----------
EXPENSES:
Net losses and loss expenses incurred                                  $1,190,960      $ 1,614,219     $  4,863,940     $ 4,610,606
Claims and policy benefit reserves                                        231,609          516,157        1,500,128         818,894
Acquisition costs                                                         299,176          304,411        1,264,864       1,167,186
Operating expenses                                                        288,267          200,088        1,053,135         797,826
Exchange gains                                                            (18,030)          (8,489)         (40,678)        (38,619)
Interest expense                                                           92,345           57,314          259,075         199,407
Amortization of intangible assets                                           6,057            3,512           15,827           4,637
                                                                      -----------      -----------     ------------     -----------
                                                                      $ 2,090,384      $ 2,687,212     $  8,916,291     $ 7,559,937
                                                                      -----------      -----------     ------------     -----------

Net income (loss) before minority interest,
   income tax expense and equity in net
   (income) loss of insurance and operating affiliates                $   299,787      $  (325,172)    $  1,112,169     $   442,369

Minority interest                                                             346            3,473            8,387           9,264
Income tax expense (benefit)                                                7,651          (15,880)          84,526          30,049
Equity in net income of operating affiliates                               (6,338)          (8,016)        (147,357)         (8,923)
                                                                      -----------      -----------     ------------     -----------

Net income from operations                                              $ 298,128      $  (304,749)    $  1,166,613     $   411,979
Preference dividend                                                       (10,080)         (10,080)         (40,321)        (40,321)
                                                                      -----------      -----------     ------------     -----------
NET INCOME (LOSS) AVAILABLE TO ORDINARY SHAREHOLDERS                    $ 288,048      $  (314,829)    $  1,126,292     $   371,658
                                                                      -----------      -----------     ------------     -----------




  Note : Certain amounts in prior periods have been reclassified to conform with the current year presentation.

                                 XL CAPITAL LTD
                       SUMMARY CONSOLIDATED FINANCIAL DATA
                 (SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               THREE MONTHS ENDED         TWELVE MONTHS ENDED
INCOME STATEMENT DATA (CONTINUED):                                                   DEC 31                      DEC 31
                                                                                  (Unaudited)                 (Unaudited)
                                                                               2004          2003          2004          2003
                                                                               ----          ----          ----          ----

       Weighted average number of ordinary shares and ordinary share
       equivalents:    Basic                                                  138,195       137,275       137,903       136,906
                       Diluted                                                139,229       138,594       138,582       138,187

       PER SHARE DATA:

       Net income (loss) available to ordinary shareholders                     $2.07        ($2.29)        $8.13         $2.69
                                                                             ---------     ---------     ---------     ---------

       RATIOS - GENERAL INSURANCE AND REINSURANCE OPERATIONS
       Loss ratio                                                               69.0%        106.0%         68.6%         75.3%
       Expense ratio                                                            26.8%         27.2%         27.4%         27.3%
                                                                             ---------     ---------     ---------     ---------

       Combined ratio                                                           95.8%        133.2%         96.0%        102.6%
                                                                             ---------     ---------     ---------     ---------

                                 XL CAPITAL LTD
                       SUMMARY CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

BALANCE SHEET DATA:                                                                AS AT DECEMBER 31,      AS AT DECEMBER 31,
                                                                                          2004                    2003
                                                                                      (Unaudited)             (Unaudited)
                                                                                  -------------------      ------------------


Total investments available for sale                                                   $27,823,828             $20,775,256

Net payable for investments purchased                                                      273,535                 523,077

Cash and cash equivalents                                                                2,304,303               2,829,627

Investments in affiliates                                                                1,936,852               1,903,341

Total assets                                                                            49,014,632              41,190,721


Unpaid losses and loss expenses                                                         19,598,531              16,558,788

Deposit liabilities and policy benefit reserves                                         10,273,278               7,284,179

Notes payable and debt                                                                   2,721,431               1,905,483

Total shareholders' equity                                                               7,738,695               6,936,915

Book value per ordinary share                                                               $51.98                  $46.74


Note: Certain amounts in prior periods have been reclassified to conform with current presentation.

                                 XL CAPITAL LTD
                                 RECONCILIATION

The following is a reconciliation of the Company's (i) net income to 'net (loss) income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax' (which is a non-GAAP measure, the "Exclusions") and (ii) annualized return on shareholders' equity (based on net income minus the Exclusions) to average ordinary shareholders' equity for the three and twelve months ended December 31, 2004 and 2003 (in millions, except per share amounts):


                                                                            THREE MONTHS ENDED              TWELVE MONTHS ENDED
                                                                                DECEMBER 31                     DECEMBER 31
                                                                                (Unaudited)                     (Unaudited)
                                                                           2004            2003            2004             2003
                                                                           ----            ----            ----             ----

Net income (loss) available to ordinary shareholders                   $   288.0       $   (314.8)      $ 1,126.3       $   371.7
Net realized (gains) on investments, net of tax                            (62.9)           (30.3)         (240.8)         (105.2)
Net realized and unrealized (gains) losses on investment
derivatives, net of tax                                                    (22.0)            (7.1)          (22.9)            0.5

Net realized and unrealized (gains) losses on credit
derivatives, net of tax                                                     (8.7)             2.9           (45.9)           26.6
                                                                       ----------     ------------     ------------    -----------
Net income (loss) excluding net realized gains and losses on investments and net unrealized gains and losses on credit
and investment derivative instruments, net of tax                      $   194.4       $   (349.3)      $   816.7       $   293.6
                                                                       =========      ============     ============    ===========

PER ORDINARY SHARE RESULTS:
Net income (loss) available to ordinary shareholders                   $     2.07      $     (2.29)     $     8.13      $     2.69

Net income  (loss) excluding net realized gains and losses on investments and net unrealized gains and losses on credit and
investment derivative instruments, net of tax                          $     1.40      $     (2.54)     $     5.89      $     2.12

WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:
Basic                                                                      138.2            137.3           137.9           136.9
Diluted                                                                    139.2            138.6           138.6           138.2

RETURN ON ORDINARY SHAREHOLDERS' EQUITY:
Average ordinary shareholders' equity                                  $ 7,037.7       $  6,651.6       $ 6,820.3       $ 6,235.8

Net income (loss) excluding net realized gains and losses on investments and net unrealized gains and losses on credit and
investment derivative instruments, net of tax                          $   194.4       $   (349.3)      $   816.7       $   293.6

Annualized net income (loss) excluding net realized gains
and losses on investments and net realized and unrealized gains and losses on credit and investment derivative instruments,
net of tax                                                             $   777.6       $ (1,397.2)      $   816.7       $   293.6

Annualized Return on Ordinary Shareholders' Equity - Net
income excluding net realized gains and losses on
investments and net unrealized gains and losses on
credit and investment derivative instruments, net of tax                   11.0%               NA           12.0%            4.7%
                                                                       =========      ============     ============    ===========

COMMENT ON REGULATION G

This press release contains the presentation of (i) 'net (loss) income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivatives, net of tax' and (ii) annualized return on ordinary shareholders' equity (based on net income minus the Exclusions) to average ordinary shareholders' equity. These items are "non-GAAP financial measures" as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included above.

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL's financial information in evaluating XL's performance. This presentation includes the use of 'net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivatives, net of tax'. Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives (discussed further below).

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL's operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization. In this regard, certain users of XL's financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely opportunistic and are a function of economic and interest rate conditions. In addition, with respect to credit derivatives, because XL generally holds its financial guarantee contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies in the financial guarantee business) as the changes in fair value each quarter are not indicative of underlying business performance of XL's financial guarantee operations. Unlike these credit derivatives, XL's weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing net income (loss) exclusive of the items mentioned above enables investors and other users of XL's financial information to analyze XL's performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income
(loss) makes it much more difficult for users of XL's financial information to evaluate XL's underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies who follow XL (and the insurance industry as a whole) exclude

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these items from their  analyses  for the same  reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholder's equity ("ROE") minus the Exclusions is a widely used measure of any company's profitability. Annualized return on average ordinary shareholders' equity (minus the Exclusions) is calculated by dividing annualized net income minus the Exclusions for any period by the average of the opening and closing ordinary shareholder's equity. XL establishes target ROE's for its total operations, segments and lines of business. If XL's ROE return targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines. In addition, XL's compensation of its senior officers is significantly dependant on the achievement of performance goals to enhance shareholder value which include ROE.



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